Exhibit 99.1

SYSCO REPORTS STRONG FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS

Local case growth, improved gross profit, and solid expense management drive increased operating income

HOUSTON, Aug 15, 2016 — Sysco Corporation (NYSE: SYY) today announced financial results for its 14-week fourth fiscal quarter and 53-week fiscal year 2016 ended July 2, 2016. In fiscal 2015, the fourth quarter included 13 weeks and the year included 52 weeks.1

Fourth Quarter Fiscal 2016 Highlights

•	Sales increased 10.0% to $13.6 billion; on a comparable 13-week basis, sales increased 2.2%

•	Gross profit increased 12.7% to $2.5 billion; gross margin increased 44 basis points to 18.3%; on a comparable 13-week basis, gross profit increased 4.7%

•	Operating income increased 351.9% to $547 million; adjusted operating income increased 23.4% to $628 million; on a comparable 13-week basis, adjusted operating income increased 14.6%

•	Earnings Per Share (EPS) increased $0.26 to $0.38; adjusted EPS increased $0.12 to $0.64; on a comparable 13-week basis, adjusted EPS increased $0.08 to $0.60

Fiscal 2016 Highlights

•	Sales increased 3.5% to $50.4 billion; on a comparable 52-week basis, sales increased 1.5%

•	Gross profit increased 5.7% to $9.0 billion; gross margin increased 38 basis points to 17.9%; on a comparable 52-week basis, gross profit increased 3.6%

•	Operating income increased 50.5% to $1.9 billion; adjusted operating income increased 12.1% to $2.0 billion; on a comparable 52-week basis, adjusted operating income increased 9.6%

•	EPS increased $0.49 to $1.64; adjusted EPS increased $0.26 to $2.10; on a comparable 52-week basis, adjusted EPS increased $0.22 to $2.06

[1]	Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring and merger-related costs. Results shown on a comparable 13 or 52 week basis are non-GAAP numbers and have been further adjusted to remove dollar amounts equal to 1/14 of the comparable fourth quarter non-GAAP results. Reconciliations of all non-GAAP measures are included in this release.

“I am very pleased with our performance during fiscal 2016, as we made significant progress toward our three-year plan financial objectives. During the year, we had strong local case growth, improved our gross profit, managed expenses well and drove increased operating income,” said Bill DeLaney, Sysco’s chief executive officer. “Looking forward, we remain highly focused on supporting the success of our customers, profitably growing our business and achieving the objectives of our three-year plan.”

Fourth Quarter Fiscal 2016 Summary

Sales for the fourth quarter were $13.6 billion, an increase of 10.0% compared to the same period last year. Overall food cost deflation was 1.2% (0.9% in U.S. broadline), as measured by the estimated change in Sysco’s product costs, with deflation in the meat and dairy categories partially offset by modest inflation in other categories. In addition, sales from acquisitions completed within the last 12 months increased sales by 1.2%, and the impact of changes in foreign exchange rates decreased sales by 0.5%. Case volume for the company’s U.S. broadline operations increased 10.2% during the quarter. Local case growth within U.S. broadline operations increased 10.3%. Gross profit was $2.5 billion, an increase of 12.7% compared to the same period last year. Gross margin increased 44 basis points to 18.3%.

On a comparable 13-week basis, sales increased 2.2% and gross profit increased 4.7%. Total broadline case growth was 2.2% higher, and local case growth was 2.4% higher, as compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS (14-week vs. 13-week)

Operating expenses decreased $143 million, or 6.8%, compared to the same period last year, due mainly to the elimination of acquisition-related costs in the prior year. Operating income was $547 million, an increase of $426 million, or 351.9%, compared to the same period last year. Interest expense was $74 million, a decrease of $3 million compared to the same period last year. Other expense, net was $141.3 million, primarily from the remeasurement of foreign denominated cash and losses on foreign currency option contracts. Both related to the purchase price for the acquisition of Brakes, which closed shortly after our fiscal year end. Net earnings were $216 million, an increase of $143 million, or 195.3%, compared to the same period last year. Diluted EPS was $0.38, which was 216.7% higher compared to the same period last year.

Non-GAAP Operating Income, Net Earnings and EPS (14-week vs. 13-week)

Adjusted operating expenses increased $164 million, or 9.6%, compared to the same period last year, due mainly to higher case volume-related expenses. Adjusted operating income was $628 million, an increase of $119 million, or 23.4%, compared to the same period last year. Adjusted interest expense was $56 million, an increase of $20 million compared to the same period last year, reflecting increased debt, the proceeds from which were used primarily to fund the company’s accelerated share repurchase program. Adjusted net earnings were $366 million, an increase of $57 million, or 18.3%, compared to the same period last year. Adjusted diluted EPS was $0.64, which was 23.1% higher compared to the same period last year.

Comparable Non-GAAP Operating Income, Net Earnings and EPS (13-week vs. 13-week)

For comparable results on a 13-week basis, including case growth, please see Table 1.

Fiscal 2016 Summary

Sales for fiscal 2016 were $50.4 billion, an increase of 3.5% compared to the same period last year. Overall food cost deflation was 0.7% (0.9% in U.S. broadline), as measured by the estimated change in Sysco’s product costs, with deflation in the meat, seafood, dairy and poultry categories partially offset by modest inflation in other categories. In addition, sales from acquisitions completed within the last 12 months increased sales by 0.7%, and the impact of changes in foreign exchange rates decreased sales by 1.3%. Case volume for the company’s U.S. broadline operations grew 5.3% compared to the same period last year. Local case growth within U.S. broadline operations increased 4.7%. Gross profit was $9.0 billion, an increase of 5.7% compared to the same period last year. Gross margin increased 38 basis points to 17.9%.

On a comparable 52-week basis, sales increased 1.5% and gross profit increased 3.6%. Total broadline case growth was 3.0% higher, and local case growth was 2.7% higher, as compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS (53-week vs. 52-week)

Operating expenses decreased $132 million, or 1.8%, compared to the same period last year, due mainly to the elimination of acquisition-related costs in the prior year. Operating income was $1.9 billion, an increase of $621 million, or 50.5%, compared to the same period last year. Interest expense was $306 million, an increase of $51 million compared to the same period last year. Other expense, net was $111.3 million, primarily from the remeasurement of foreign denominated cash and losses on foreign currency option contracts. Both related to the purchase price for the acquisition of Brakes, which closed shortly after our fiscal year end. Net earnings were $950 million, an increase of $263 million, or 38.3%, compared to the same period last year. Diluted EPS was $1.64, which was 42.6% higher compared to the same period last year.

Non-GAAP Operating Income, Net Earnings and EPS (53-week vs. 52-week)

Adjusted operating expenses increased $272 million, or 4.0%, compared to the same period last year, due mainly to higher case volume-related expenses and incentive expense. Adjusted operating income was $2.0 billion, an increase of $217 million, or 12.1%, compared to the same period last year. Adjusted interest expense was $182 million, an increase of $66 million compared to the same period last year, reflecting increased debt, the proceeds from which were used primarily to fund the company’s accelerated share repurchase program. Adjusted net earnings were $1.2 billion, an increase of $114 million, or 10.4%, compared to the same period last year. Adjusted diluted EPS was $2.10, which was 14.1% higher compared to the same period last year.

Comparable Non-GAAP Operating Income, Net Earnings and EPS (52-week vs. 52-week)

For comparable results on a 52-week basis, including case growth, please see Table 1.

Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $504 million for fiscal year 2016. Cash flow from operations was $1.9 billion for fiscal 2016, which was $378 million higher compared to the same period last year. Free cash flow for fiscal 2016 was $1.4 billion, which was $392 million higher compared to the same period last year.

Conference Call & Webcast

Sysco’s fourth quarter and fiscal year 2016 earnings conference call will be held on Monday, August 15, 2016, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this news release and a slide presentation will be available online at investors.sysco.com.

Table 1: Comparable Results on a 13-week/52-week Basis

	Fourth Quarter			Fiscal Year
			Comparable Adjusted			Comparable Adjusted
Financial Comparison:	July 2, 2016 (14 Weeks)	Change (14 vs. 13 weeks)	Change (13 vs. 13 weeks)(1)	July 2, 2016 (53 Weeks)	Change (53 vs. 52 weeks)	Change (52 vs. 52 weeks)(1)
Sales:	$13.6 billion	10.0%	2.2%	$50.4 billion	3.5%	1.5%
Real Growth (non-GAAP)(1)	10.5%	871 bps	94 bps	4.8%	335 bps	136 bps
Food Cost Inflation	-1.2%	-131 bps	-131 bps	-0.7%	-442 bps	-442 bps
Acquisitions	1.2%	78 bps	70 bps	0.7%	13 bps	11 bps
Impact of Foreign Exchange Rate Translation	-0.5%	93 bps	93 bps	-1.3%	-24 bps	-24 bps
Gross Profit:	$2.5 billion	12.7%	4.7%	$9.0 billion	5.7%	3.6%
Gross Margin	18.34%	44 bps	44 bps	17.95%	38 bps	38 bps
GAAP:
Operating Expenses	$2.0 billion	-6.8%		$7.2 billion	-1.8%
Certain Items	$81 million	-79.0%		$159 million	-71.8%
Operating Income	$547 million	351.9%		$1.9 billion	50.5%
Operating Margin	4.01%	303 bps		3.67%	115 bps
Net Earnings	$216 million	195.3%		$950 million	38.3%
Diluted Earnings Per Share	$0.38	216.7%		$1.64	42.6%
Non-GAAP(1):
Operating Expenses	$1.9 billion	9.6%	1.7%	$7.0 billion	4.0%	2.0%
Operating Income	$628 million	23.4%	14.6%	$2.0 billion	12.1%	9.6%
Operating Margin	4.60%	50 bps	17 bps	3.99%	31 bps	30 bps
Net earnings	$366 million	18.3%	9.8%	$1.2 billion	10.4%	8.0%
Diluted Earnings Per Share	$0.64	23.1%	15.4%	$2.10	14.1%	12.0%
Case Growth(2):
Total Broadline	10.1%	648 bps	2.2%	5.0%	190 bps	3.0%
Local	10.2%	781 bps	2.4%	4.7%	271 bps	2.7%
U.S. Broadline	10.2%	656 bps	2.4%	5.3%	215 bps	3.3%
Local	10.3%	821 bps	2.4%	4.7%	299 bps	2.6%
Sysco Brand Sales as a % of Cases(3):
U.S. Broadline	37.4%	5bps	5 bps	37.2%	14 bps	14 bps
Local	45.1%	49 bps	49 bps	44.6%	82 bps	82 bps

Notes:

(1)	A reconciliation of non-GAAP measures is included in this release.
(2)	Case growth for 13-week and 52-week comparable columns show year-over-year growth.
(3)	Sysco Brand Sales are presented as a percentage of cases instead of sales for more relevant comparison.

Individual components in the table above may not sum to the totals due to rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 198 distribution facilities serving approximately 425,000 customers. For fiscal year 2016 that ended July 2, 2016, the company generated sales of more than $50 billion. Subsequent to fiscal year 2016 the company completed the acquisition of the Brakes Group, a leading European foodservice distributor with operations in the United Kingdom, Ireland, France, Sweden, Spain, Belgium and Luxembourg.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the fourth quarter and full year of fiscal 2016 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our outlook for fiscal 2017, our plans and expectations related to our three-year financial objectives, including targets for adjusted operating income and adjusted ROIC, and the key levers for realizing these goals, expectations regarding the Brakes Group acquisition and related benefits, plans to shift our technology structure and related spend, streamline our market structure, introduce a field organization model, and further develop a functional structure in key support areas, and expectations regarding capital expenditures and share repurchases. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit, and such expansion efforts, including our Brakes acquisition, may not be successful. Any business that we acquire, including the Brakes transaction, may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The Brakes Group acquisition will require a significant commitment of time and company resources, and realizing the anticipated benefits from the transaction may take longer than expected. Expectations regarding the accounting treatment of any acquisitions may change based on management’s subjective evaluation. Expectations regarding share repurchases are subject to various factors beyond management’s control, including fluctuations in the stock market, and decisions regarding share repurchases are subject to change based on management’s subjective evaluation of the company’s needs. Expectations regarding tax rates are also subject to various factors beyond management’s control. For a discussion of additional factors impacting Sysco’s business, see the company’s Annual Report on Form 10-K for the year ended June 27, 2015, as filed with the Securities and Exchange Commission, and the company’s subsequent filings with the SEC, including the 10-K for fiscal 2016, which we expect to file shortly. Sysco does not undertake to update its forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	Quarter Ended		Year Ended
	July 2, 2016 (14 Weeks)	June 27, 2015 (13 Weeks)	July 2, 2016 (53 Weeks)	June 27, 2015 (52 Weeks)

Sales	$13,647,891	$12,401,938	$50,366,919	$48,680,752
Cost of sales	11,145,053	10,181,774	41,326,447	40,129,236

Gross profit	2,502,838	2,220,164	9,040,472	8,551,516
Operating expenses	1,956,013	2,099,169	7,189,972	7,322,154

Operating income	546,825	120,995	1,850,500	1,229,362
Interest expense	74,305	77,281	306,146	254,807
Other expense (income), net	141,303	(25,034)	111,347	(33,592)

Earnings before income taxes	331,217	68,748	1,433,007	1,008,147
Income taxes	115,550	(4,278)	483,385	321,374

Net earnings	$215,667	$73,026	$949,622	$686,773

Net earnings:
Basic earnings per share	$0.38	$0.12	$1.66	$1.16
Diluted earnings per share	0.38	0.12	1.64	1.15

Average shares outstanding	562,924,016	595,258,654	573,057,406	592,072,308
Diluted shares outstanding	567,997,290	599,259,889	577,391,406	596,849,034

Dividends declared per common share	$0.31	$0.30	$1.23	$1.19

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	July 2, 2016 (14 Weeks)	June 27, 2015

ASSETS
Current assets
Cash and cash equivalents	$3,919,300	$5,130,044
Accounts and notes receivable, less allowances of $37,880 and $41,720	3,380,971	3,353,381
Inventories	2,639,174	2,691,823
Deferred income taxes	—	135,254
Prepaid expenses and other current assets	114,454	93,039
Prepaid income taxes	—	90,763

Total current assets	10,053,899	11,494,304
Plant and equipment at cost, less depreciation	3,880,442	3,982,143
Other assets
Goodwill	2,121,661	1,959,817
Intangibles, less amortization	207,461	154,809
Restricted cash	—	168,274
Deferred income taxes	207,320	—
Other assets	251,021	229,934

Total other assets	2,787,463	2,512,834

Total assets	$16,721,804	$17,989,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$89,563	$70,751
Accounts payable	2,935,982	2,881,953
Accrued expenses	1,289,312	1,467,610
Accrued income taxes	110,690	—
Current maturities of long-term debt	8,909	4,979,301

Total current liabilities	4,434,456	9,399,615
Other liabilities
Long-term debt	7,336,930	2,271,825
Deferred income taxes	26,942	81,591
Other long-term liabilities	1,368,482	934,722

Total other liabilities	8,732,354	3,288,138
Commitments and contingencies
Noncontrolling interest	75,386	41,304
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,281,140	1,213,999
Retained earnings	9,006,138	8,751,985
Accumulated other comprehensive loss	(1,358,118)	(923,197)
Treasury stock at cost, 205,577,484 and 170,857,231	(6,214,727)	(4,547,738)

Total shareholders’ equity	3,479,608	5,260,224

Total liabilities and shareholders’ equity	$16,721,804	$17,989,281

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	Year Ended
	July 2, 2016 (53 Weeks)	June 27, 2015 (52 Weeks)
Cash flows from operating activities:
Net earnings	$949,622	$686,773
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	79,466	73,766
Depreciation and amortization	662,710	553,021
Amortization of debt issuance and other debt-related costs	45,137	27,943
Loss on extinguishment of debt	86,460	—
Loss on foreign exchange remeasurement	101,228	—
Deferred income taxes	93,871	(4,705)
Provision for losses on receivables	20,372	17,996
Other non-cash items	23,347	(24,205)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(27,311)	(11,741)
Decrease (increase) in inventories	66,937	(125,232)
(Increase) in prepaid expenses and other current assets	(8,468)	(10,508)
Increase in accounts payable	23,863	72,516
(Decrease) increase in accrued expenses	(178,275)	464,403
Increase (decrease) in accrued income taxes	231,542	(32,843)
(Increase) in other assets	(6,639)	(10,745)
(Decrease) in other long-term liabilities	(196,190)	(105,501)
Excess tax benefits from share-based compensation arrangements	(34,530)	(15,454)

Net cash provided by operating activities	1,933,142	1,555,484

Cash flows from investing activities:
Additions to plant and equipment	(527,346)	(542,830)
Proceeds from sales of plant and equipment	23,511	24,472
Acquisition of businesses, net of cash acquired	(219,218)	(115,862)
Decrease (increase) in restricted cash	168,274	(20,126)
Purchase of foreign currency options	(103,501)	—
Proceeds from the sale of foreign currency options	57,452	—

Net cash used for investing activities	(600,828)	(654,346)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	—	(129,999)
Other debt borrowings	5,134,709	5,041,032
Other debt repayments	(126,797)	(354,007)
Senior note redemption repayments	(5,050,000)	—
Debt issuance costs	(39,676)	(30,980)
Cash paid for settlement of cash flow hedge	(6,134)	(188,840)
Cash received from the termination of interest rate swap agreements	14,496	—
Proceeds from stock option exercises	282,455	240,176
Accelerated share and treasury stock purchases	(1,949,445)	—
Dividends paid	(698,869)	(695,274)
Excess tax benefits from share-based compensation arrangements	34,530	15,454

Net cash (used for) provided by financing activities	(2,404,731)	3,897,562

Effect of exchange rates on cash	(138,327)	(81,702)

Net (decrease) increase in cash and cash equivalents	(1,210,744)	4,716,998
Cash and cash equivalents at beginning of period	5,130,044	413,046

Cash and cash equivalents at end of period	$3,919,300	$5,130,044

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$200,174	$192,939
Income taxes	180,565	376,508

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and extra week in fiscal year/4th fiscal quarter

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include restructuring costs (consisting of severance charges, facility closure charges, professional fees incurred related to our three-year strategic plan and costs associated with changes to our business technology strategy), acquisition costs (consisting of merger and integration planning and termination costs in connection with the merger that had been proposed with US Foods, Inc. (US Foods) and Brakes acquisition transaction costs for the pending acquisition of these operations), acquisition financing costs (consisting of US Foods related financing costs and Brakes related financing costs) and loss on foreign currency remeasurement and hedging. The US Foods costs were limited to the first quarter of fiscal 2016 and fiscal 2015. The Brakes costs were limited to the third and fourth quarters of fiscal 2016. The loss on foreign currency remeasurement and hedging related to the foreign cash accumulated and economically hedged for the Brakes acquisition. These fiscal 2016 and fiscal 2015 items are collectively referred to as “Certain Items.” Management believes that adjusting its operating expenses, operating income, operating margin as a percentage of sales, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated, and which as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity. Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 53-week year ending July 2, 2016 for fiscal 2016 and 52-week year ending June 27, 2015 for fiscal 2015. Because the fourth quarter of fiscal 2016 contained an additional week as compared to fiscal 2015, our Consolidated Results of Operations for fiscal 2016 are not directly comparable to the prior year. Management believes that adjusting the fiscal 2016 Consolidated Results of Operations for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, the metrics from the Consolidated Results of Operations for fiscal 2016 presented in the table below are adjusted by one-fourteenth of the total metric for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in certain metrics such as sales, operating expenses, operating income, net earnings and diluted earnings per share to be overstated, whereas in certain cases, a metric may actually have declined on a more comparable year-over-year basis. Set forth below is a reconciliation of actual results to adjusted results for the periods presented:

	Quarter Ended
	July 2, 2016	June 27, 2015	Period Change $	Period Change %
Sales	$13,647,891	$12,401,938	$1,245,953	10.0%
Less 1 week fourth quarter sales	(974,849)	—	(974,849)	NM

Comparable sales using a 13 week basis	$12,673,042	$12,401,938	$271,104	2.2%

Gross profit	$2,502,838	$2,220,164	$282,674	12.7%
Less 1 week fourth quarter gross profit	(178,774)	—	(178,774)	NM

Comparable gross profit using a 13 week basis	$2,324,064	$2,220,164	$103,900	4.7%
Gross margin using a 13 week basis	18.34%	17.90%	0.44%

Operating expenses (GAAP)	$1,956,013	$2,099,169	$(143,156)	-6.8%
Impact of restructuring costs (1)	(56,220)	(1,692)	(54,528)	NM
Impact of acquisition-related costs (2)	(25,212)	(386,558)	361,346	-93.5%

Subtotal - Operating expenses excluding certain items (Non-GAAP)	1,874,581	1,710,919	163,662	9.6%

Less 1 week fourth quarter operating expense	(133,899)	—	(133,899)	NM

Operating expenses adjusted for certain items and extra week (Non-GAAP)	$1,740,682	$1,710,919	$29,763	1.7%

Operating income (GAAP)	$546,825	$120,995	$425,830	NM
Impact of restructuring costs (1)	56,220	1,692	54,528	NM
Impact of acquisition-related costs (2)	25,212	386,558	(361,346)	-93.5%

Subtotal - Operating income excluding certain items (Non-GAAP)	628,257	509,245	119,012	23.4%
Less 1 week fourth quarter operating income	(44,876)	—	(44,876)	NM

Operating income adjusted for certain items and extra week (Non-GAAP)	$583,381	$509,245	$74,136	14.6%

Operating margin (GAAP)	4.01%	0.98%	3.03%	NM
Operating margin excluding Certain Items (Non-GAAP)	4.60%	4.11%	0.50%	12.1%
Operating margin adjusted for 13 weeks (Non-GAAP)	4.27%	4.11%	0.17%	4.1%

Interest expense (GAAP)	$74,305	$77,281	$(2,976)	-3.9%
Impact of acquisition financing costs (3)	(18,660)	(41,331)	22,671	-54.9%

Subtotal - Adjusted interest expense (Non-GAAP)	55,645	35,950	19,695	54.8%
Less 1 week fourth quarter interest expense	(3,975)	—	(3,975)	NM

Interest expense adjusted for certain items and extra week (Non-GAAP)	$51,670	$35,950	$15,720	NM

Other (income) expense	$141,303	$(25,034)	$166,337	NM
Impact of foreign currency remeasurement and hedging	(146,950)	—	(146,950)	NM

Subtotal - Other (income) expense (Non-GAAP)	(5,647)	(25,034)	19,387	-77.4%
Less 1 week fourth quarter other (income) expense	403	—	403	NM

Other (income) expense adjusted for certain items and extra week (Non-GAAP)	$(5,244)	$(25,034)	$19,790	-79.1%

Net earnings (GAAP)	$215,667	$73,026	$142,641	195.3%
Impact of restructuring cost (1)	56,220	1,692	54,528	NM
Impact of acquisition-related costs (2)	25,212	386,558	(361,346)	-93.5%
Impact of acquisition financing costs (3)	18,660	41,331	(22,671)	-54.9%
Impact of foreign currency remeasurement and hedging	146,950	—	146,950	NM
Tax impact of restructuring cost (4)	(22,083)	(762)	(21,321)	NM
Tax impact of acquisition-related costs (4)	(9,903)	(174,071)	164,168	-94.3%
Tax impact of acquisition financing costs (4)	(7,330)	(18,612)	11,282	-60.6%
Tax impact of foreign currency remeasurement and hedging (4)	(57,722)	—	(57,722)	NM

Subtotal - Earnings excluding certain items	365,671	309,162	56,509	18.3%
Less 1 week fourth quarter net earnings	(26,119)	—	(26,119)	NM

Net earnings adjusted for certain items and extra week (Non-GAAP)	$339,552	$309,162	$30,390	9.8%

Diluted earnings per share (GAAP)	$0.38	$0.12	$0.26	216.7%
Impact of restructuring costs (1)	0.10	—	0.10	NM
Impact of acquisition-related costs (2)	0.04	0.65	(0.61)	-93.8%
Impact of acquisition financing costs (3)	0.03	0.07	(0.04)	-57.1%
Impact of foreign currency remeasurement and hedging	0.26	—	0.26	NM
Tax impact of restructuring cost (4)	(0.04)	—	(0.04)	NM
Tax impact of acquisition-related costs (4)	(0.02)	(0.30)	0.28	-93.3%
Tax impact of acquisition financing costs (4)	(0.01)	(0.03)	0.02	-66.7%
Tax impact of foreign currency remeasurement and hedging (4)	(0.10)	—	(0.10)	NM

Diluted EPS excluding certain items	0.64	0.52	0.12	23.1%
Less 1 week impact of fourth quarter diluted earnings per share	(0.05)	—	(0.05)	NM

Diluted EPS adjusted for certain items and extra week (Non-GAAP) (5)	$0.60	$0.52	$0.08	15.4%

Diluted shares outstanding	567,997,290	599,259,889

(1)	Includes severance charges, professional fees on 3-year financial objectives, facility closure costs and costs associated with our revised business technology strategy.
(2)	Includes US Foods merger and integration planning and transaction costs (fourth quarter fiscal 2015) and Brakes Acquisition transaction costs (fourth quarter of fiscal 2016)
(3)	Includes US Foods financing costs (fourth quarter fiscal 2015) and Brakes acquisition financing costs (fourth quarter fiscal 2016)
(4)	The tax impact of adjustments for Certain Items are calculated based on jurisdictions by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction. As a result, the effective tax rate for each Certain Item may differ based on the jurisdiction where the Certain Item was incurred.
(5)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and extra week in fiscal year/4th fiscal quarter

(In Thousands, Except for Share and Per Share Data)

	Year Ended
	July 2, 2016	June 27, 2015	Period Change $	Period Change %
Sales	$50,366,919	$48,680,752	$1,686,167	3.5%
Less 1 week fourth quarter sales	(974,849)	—	(974,849)	NM

Comparable sales using a 52 week basis	$49,392,070	$48,680,752	$711,318	1.5%

Gross profit	$9,040,472	$8,551,516	$488,956	5.7%
Less 1 week fourth quarter gross profit	(178,774)	—	(178,774)	NM

Comparable gross profit using a 52 week basis	$8,861,698	$8,551,516	$310,182	3.6%
Gross margin using a 52 week basis	17.94%	17.57%		0.38%

Operating expenses (GAAP)	$7,189,972	$7,322,154	$(132,182)	-1.8%
Impact of restructuring cost (1)	(123,134)	(7,801)	(115,333)	NM
Impact of acquisition-related costs (2)	(35,614)	(554,667)	519,052	-93.6%

Subtotal-Operating expenses excluding certain items (Non-GAAP)	7,031,224	6,759,686	271,537	4.0%
Less 1 week fourth quarter operating expense	(133,899)	—	(133,899)	NM

Operating expenses adjusted for certain items and extra week (Non-GAAP)	$6,897,325	$6,759,686	$137,639	2.0%
				NM
Operating income (GAAP)	$1,850,500	$1,229,362	$621,138	50.5%
Impact of restructuring cost (1)	123,134	7,801	115,333	NM
Impact of acquisition-related costs (2)	35,614	554,667	(519,052)	-93.6%

Subtotal - Operating income excluding certain items (Non-GAAP)	2,009,248	1,791,830	217,419	12.1%
Less 1 week fourth quarter operating income	(44,876)	—	(44,876)	NM

Operating income adjusted for certain items and extra week (Non-GAAP)	$1,964,372	$1,791,830	$172,543	9.6%

Operating margin (GAAP)	3.67%	2.53%	1.15%	45.5%
Operating margin excluding Certain Items (Non-GAAP)	3.99%	3.68%	0.31%	8.4%
Operating margin adjusted for 52 weeks (Non-GAAP)	3.98%	3.68%	0.30%	8.1%

Interest expense (GAAP)	$306,146	$254,807	$51,339	20.1%
Impact of acquisition financing costs (3)	(123,990)	(138,422)	14,432	-10.4%

Subtotal - Adjusted interest expense (Non-GAAP)	182,156	116,385	65,771	56.5%
Less 1 week fourth quarter other (income) expense	(3,975)	—	(3,975)	NM

Interest expense adjusted for certain items and extra week (Non-GAAP)	$178,181	$116,385	$61,797	53.1%

Other (income) expense	$111,347	$(33,592)	$144,939	NM
Impact of foreign currency remeasurement and hedging	(146,950)	—	(146,950)	NM

Subtotal - Other (income) expense (Non-GAAP)	(35,603)	(33,592)	(2,011)	6.0%
Less 1 week fourth quarter other (income) expense	403	—	403	NM

Other (income) expense adjusted for certain items and extra week (Non-GAAP)	$(35,200)	$(33,592)	$(1,608)	4.8%

Net earnings (GAAP)	$949,622	$686,773	$262,849	38.3%
Impact of restructuring cost (1)	123,134	7,801	115,333	NM
Impact of acquisition-related costs (2)	35,614	554,667	(519,053)	-93.6%
Impact of acquisition financing costs (3)	123,990	138,422	(14,432)	-10.4%
Impact of foreign currency remeasurement and hedging	146,950	—	146,950	NM
Tax impact of restructuring cost (4)	(47,333)	(3,200)	(44,133)	NM
Tax impact of acquisition-related costs (4)	(13,690)	(227,518)	213,828	-94.0%
Tax impact of acquisition financing costs (4)	(47,662)	(56,779)	9,117	-16.1%
Tax impact of foreign currency remeasurement and hedging(4)	(56,488)	—	(56,488)	NM

Subtotal - Earnings excluding certain items	1,214,137	1,100,166	113,971	10.4%
Less 1 week fourth quarter net earnings	(26,119)	—	(26,119)	NM

Net earnings adjusted for certain items and extra week (Non-GAAP)	$1,188,018	$1,100,166	$87,852	8.0%

Diluted earnings per share (GAAP)	$1.64	$1.15	$0.49	42.6%
Impact of restructuring cost (1)	0.21	—	0.21	NM
Impact of acquisition-related costs (2)	0.06	0.93	(0.87)	-93.5%
Impact of acquisition financing costs (3)	0.21	0.24	(0.03)	-12.5%
Impact of foreign currency remeasurement and hedging	0.25	—	0.25	NM
Tax impact of restructuring cost (4)	(0.08)	—	(0.08)	NM
Tax impact of acquisition-related costs (4)	(0.02)	(0.38)	0.36	-94.7%
Tax impact of acquisition financing costs (4)	(0.08)	(0.10)	0.02	-20.0%
Tax impact of foreign currency remeasurement and hedging(4)	(0.10)	—	(0.10)	NM

Diluted EPS excluding certain items	2.10	1.84	0.26	14.1%
Less 1 week impact of fourth quarter diluted earnings per share	(0.05)	—	(0.05)	NM

Diluted EPS adjusted for certain items and extra week (Non-GAAP) (5)	$2.06	$1.84	$0.22	12.0%

Diluted shares outstanding	577,391,406	596,849,034

(1)	Includes severance charges, professional fees on 3-year financial objectives, facility closure costs and costs associated with our revised business technology strategy.
(2)	Includes US Foods merger and integration planning and transaction costs (first quarter 2016 and fiscal 2015 only) and Brakes acquisition transaction costs (third and fourth quarters fiscal 2016 only)
(3)	Includes US Foods financing costs (first quarter 2016 and fiscal 2015 only) and Brakes acquisition financing costs (third and fourth quarter fiscal 2016 only)
(4)	The tax impact of adjustments for Certain Items are calculated based on jurisdictions by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction. As a result, the effective tax rate for each Certain Item may differ based on the jurisdiction where the Certain Item was incurred.
(5)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	53-Week Period Ended July 2, 2016	52-Week Period Ended June 27, 2015	53-Week Period Change in Dollars	53-Week Period % Change
Net cash provided by operating activities (GAAP)	$1,933,142	$1,555,484	$377,658	24.3%
Additions to plant and equipment	(527,346)	(542,830)	15,484	2.9
Proceeds from sales of plant and equipment	23,511	24,472	(961)	-3.9

Free Cash Flow (Non-GAAP)	$1,429,307	$1,037,126	$392,181	37.8%

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Real Growth

Real growth represents our sales growth after removing the impact of food cost inflation / deflation, sales from acquisitions that occurred within the last 12 months and the impact of foreign exchange rate translation. Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 53-week year ending July 2, 2016 for fiscal 2016 and 52-week year ending June 27, 2015 for fiscal 2015. Because the fourth quarter of fiscal 2016 contained an additional week as compared to fiscal 2015, our real growth calculations for fiscal 2016 are not directly comparable to the prior year. Management believes that adjusting the real growth calculation for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, the real growth calculation for fiscal 2016 presented in the table below is adjusted by one-fourteenth of the total sales growth for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in real growth to be overstated. Sysco considers real growth to be a performance measure that provides useful information to management and investors about the amount of sales growth organically generated. Real growth is a commonly used metric within the food-away-from-home industry. The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s sales growth for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the components of real growth noted above. Business segment sales and case growth are also impacted by the extra week in fiscal 2016. These amounts are similarly adjusted to remove the extra week for comparability purposes for the same underlying reasons the extra week is excluded for real growth. The tables that follow provide a reconciliation of business segment sales and case growth to remove the extra week.

					Adjusted comparable
	14-Week Period Ended July 2, 2016	13-Week Period Ended Jun. 27, 2015	14-Week Period Change in bps	14-Week Period % Change	13-Week Period Ended July 2, 2016	13-Week Period Change in bps	13-Week Period % Change
Sales Growth (GAAP)	10.0%	0.9%	911	973.9%	2.2%	125	133.7%
Less:
Food cost inflation (deflation)	-1.2%	0.1%	(131)	-1092.3%	-1.2%	(131)	-1092.3%
Acquisitions	1.2%	0.4%	78	203.1%	1.1%	70	181.4%
Impact of foreign exchange rate translation	-0.5%	-1.4%	93	-66.3%	-0.5%	93	-66.3%

Real Growth (Non-GAAP) (1)	10.5%	1.8%	871	477.0%	2.8%	94	51.3%
Less 1 week fourth quarter sales	-7.7%

Real Growth 13-weeks (Non-GAAP) (1)	2.8%

					Adjusted comparable
	53-Week Period Ended July 2, 2016	52-Week Period Ended Jun. 27, 2015	53-Week Period Change in bps	53-Week Period % Change	52-Week Period Ended July 2, 2016	52-Week Period Change in bps	52-Week Period % Change
Sales Growth (GAAP)	3.5%	4.7%	(119)	-25.5%	1.5%	(319)	-68.6%
Less:
Food cost inflation (deflation)	-0.7%	3.7%	(442)	-120.4%	-0.7%	(442)	-120.4%
Acquisitions	0.7%	0.6%	13	22.1%	0.7%	11	18.4%
Impact of foreign exchange rate translation	-1.3%	-1.0%	(24)	23.4%	-1.3%	(24)	23.4%

Real Growth (GAAP) (1)	4.8%	1.4%	335	231.9%	2.8%	136	94.6%
Less 1 week fourth quarter sales	-2.0%

Real Growth 52-weeks (Non-GAAP) (1)	2.8%

(1)	Individual components of real growth may not add to the total presented due to rounding.

	14-Week Period Ended July 2, 2016	13-Week Period Ended Jun. 27, 2015	14-Week Period % Change	Impact of 14th week on sales	13-Week Period Ended July 2, 2016	13-Week Period % Change
	($ in Thousands)
Business Highlights
Total Sales:	13,647,891	12,401,938	10.0%	974,849	12,673,041	2.2%
Broadline	10,792,174	9,869,730	9.3%	770,870	10,021,305	1.5%
SYGMA	1,652,221	1,468,388	12.5%	118,016	1,534,206	4.5%
Other	1,632,204	1,418,335	15.1%	116,586	1,515,618	6.9%
Intersegment	(428,709)	(354,515)	20.9%	(30,622)	(398,087)	12.3%

	53-Week Period Ended July 2, 2016	52-Week Period Ended Jun. 27, 2015	53-Week Period % Change	Impact of 14th week on sales	52-Week Period Ended July 2, 2016	52-Week Period % Change
Business Highlights
Total Sales:	50,366,919	48,680,752	3.5%	974,849	49,392,069	1.5%
Broadline	39,892,892	38,652,212	3.2%	770,870	39,122,023	1.2%
SYGMA	6,102,328	6,076,215	0.4%	118,016	5,984,312	-1.5%
Other	5,839,024	5,270,518	10.8%	116,586	5,722,438	8.6%
Intersegment	(1,467,325)	(1,318,193)	11.3%	(30,622)	(1,436,703)	9.0%

	July 2, 2016 (14 Weeks)	Impact of 14th week	July 2, 2016 (13 Weeks)	July 2, 2016 (53 Weeks)	Impact of 14th week	July 2, 2016 (52 Weeks)
Case Growth:
Total Broadline	10.1%	7.9%	2.2%	5.0%	2.0%	3.0%
Local	10.2%	7.8%	2.4%	4.7%	2.0%	2.7%
U.S. Broadline	10.2%	7.8%	2.4%	5.3%	2.0%	3.3%
Local	10.3%	7.9%	2.4%	4.7%	2.0%	2.6%